DELAWARE GROUP EQUITY FUNDS V

Registration No. 811-04997
FORM N-SAR
Semiannual Period Ended May 31, 2014

SUB-ITEM 77D: Policies with respect to security investments

On November 20, 2013, the Board of Trustees of Delaware Group Equity Funds V (the ?Registrant?) voted to increase the exposure limitations on the Fund?s ability to invest in emerging markets securities for Delaware Dividend Income Fund (the ?Fund?). The changes to the Fund?s investment strategies are incorporated herein by reference to the Registrant?s prospectus for the Fund dated March 28, 2014, as filed with the Securities and Exchange Commission on March 28, 2014 (SEC Accession No. 0001206774-14-001057).

On November 20, 2013, the Board of Trustees of Delaware Group Equity Funds V (the ?Registrant?) voted to establish and disclose the Delaware Small Cap Value Fund?s (the ?Fund?) investment authority to invest in REITs up to 15%. The changes to the Fund?s investment strategies are incorporated herein by reference to the Registrant?s prospectus for the Fund dated March 28, 2014, as filed with the Securities and Exchange Commission on March 28, 2014 (SEC Accession No. 0001206774-14-001057).

SUB-ITEM 77O:  Transactions effected pursuant to Rule 10f-3

Three (3) transactions for the semiannual period ended May 31, 2014 effected pursuant to Rule 10f-3, attached as Exhibits.
WS: MFG_Philadelphia: 884437: v1

WS: MFG_Philadelphia: 867281: v1